Exhibit 21.1

Significant Subsidiaries of Birkenstock Holding Limited

Name of Subsidiary	Jurisdiction of Incorporation
Birkenstock Financing S.à r.l.	Luxembourg
Birkenstock Limited Partner S.à r.l.	Luxembourg
Birkenstock Group B.V. & Co. KG	Germany
Birkenstock Logistics GmbH	Germany
Birkenstock International GmBH	Germany
Birkenstock Global Sales GmbH	Germany
Birkenstock Europe GmbH	Germany
Birkenstock Productions Rheinland-Pfalz GmbH	Germany
Birkenstock Productions Hessen GmbH	Germany
Birkenstock Productions Sachsen GmbH	Germany
Birkenstock Components GmbH	Germany
Birkenstock digital GmbH	Germany
Birkenstock IP GmbH	Germany
Birkenstock Americas GmbH	Germany
Birkenstock Product GmbH	Germany
Birkenstock Global MEA/India GmbH	Germany
Birkenstock International MEA/India GmbH	Germany
Birkenstock UK Ltd.	United Kingdom
Birkenstock Canada Ltd.	Canada
Birkenstock USA, LP	United States of America
Birkenstock US BidCo, Inc.	United States of America
Birkenstock US MidCo, Inc.	United States of America
Birkenstock India Private Limited	India
Birkenstock Spain S.L.U.	Spain
Birkenstock Norway AS	Norway
Birkenstock Switzerland GmbH	Switzerland
Birkenstock France SAS	France
Birkenstock Japan Ltd.	Japan
Birkenstock Trading (Shanghai) Co., Ltd.	China
Birkenstock Asia Pacific Limited	Hong Kong